UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2013

Northern Tier Energy LP

(Exact name of registrant as specified in its charter)

Delaware	001-35612	80-0763623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

38C Grove Street, Suite 100 Ridgefield, Connecticut	06877
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 244-6550

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	Results of Operations and Financial Condition.

The Preliminary Estimate of Selected First Quarter 2013 Financial Results provided below under Item 7.01 is incorporated in this Item 2.02 by reference.

ITEM 7.01	Regulation FD Disclosure.

Preliminary Estimate of Selected First Quarter 2013 Financial Results

While financial information and operating data as of and for the three months ended March 31, 2013 are not available, based on the information and data currently available, management estimates, on a preliminary basis, that Adjusted EBITDA for the three months ended March 31, 2013 is expected to be between $151 million and $157 million compared to $81.5 million for the three months ended March 31, 2012. The estimated increase in our Adjusted EBITDA for the three months ended March 31, 2013 as compared to the prior year period is primarily related to an increased volume in refined products sold, improved market crack spreads and improved crude differentials. The table below provides a reconciliation of estimated Adjusted EBITDA to estimated net income (loss), the most directly comparable measure calculated in accordance with GAAP.

Based on these preliminary estimates, management expects to recommend to the board of directors of our general partner a cash distribution of between $1.15 per common unit and $1.25 per common unit for the period ended March 31, 2013. This preliminary estimated cash distribution assumes approximately 92 million common units outstanding as of the record date for the distribution. As of April 25, 2013, we had approximately 92 million common units outstanding.

We have prepared these estimates in good faith based upon our internal reporting as of and for the three months ended March 31, 2013. These estimated ranges are preliminary and unaudited and are thus inherently uncertain and subject to change as we finalize the preparation of our financial results for the three months ended March 31, 2013. Given the timing of these estimates, we have not completed our customary quarterly close and review procedures as of and for the three months ended March 31, 2013, and there can be no assurance that our final results for this period will not differ from these estimates. During the course of the preparation of our consolidated financial statements and related notes as of and for the three months ended March 31, 2013, we may identify items that could cause our final reported results to be materially different from the preliminary financial estimates presented herein.

These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. In addition, these preliminary estimates for the three months ended March 31, 2013 are not necessarily indicative of the results to be achieved for the remainder of 2013 or any future period.

The following table shows the reconciliation of net income (loss) to Adjusted EBITDA for the three months ended March 31, 2012 along with the estimated range for the three months ended March 31, 2013. The line items in the table for the three months ended March 31, 2013 are estimates and are subject to the qualifications set forth above:

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2013
		Low Estimate	High Estimate
	(in millions)
Net income (loss)	$(193.6)	$110	$120
Adjustments:
Interest expense	10.4	7	6
Income tax provision	—	1	—
Depreciation & amortization	8.5	9	9

EBITDA	$(174.7)	$127	$135
Minnesota Pipe Line Company proportionate EBITDA	0.7	1	1
Turnaround and related expenses	3.5	10	10
Equity-based compensation expense	0.4	6	5
Contingent consideration loss	65.7	—	—
Loss on early extinguishment of debt	44.6	—	—
Unrealized losses (gains) from derivative activities	88.4	(11)	(11)
Realized losses on derivative activities	52.9	18	17

Adjusted EBITDA	$81.5	$151	$157

The information in Item 2.02 and Item 7.01 of this Current Report on Form 8-K is being “furnished” and is not deemed “filed” by the partnership for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of the Section, nor is it deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Northern Tier Energy LP

	By:	Northern Tier Energy GP LLC, its general partner

Date: April 26, 2013	By:	/s/ Peter T. Gelfman
Peter T. Gelfman
Vice President, General Counsel & Secretary